Registration No. 333-_________

As filed with the Securities and Exchange Commission on April 29, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Metropolitan Bank Holding Corp.

(Exact name of Registrant as specified in its charter)

New York	13-4042724
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

99 Park Avenue

New York, New York 10016

(Address of Principal Executive Offices)

Metropolitan Bank Holding Corp. 2026 Employee Stock Purchase Plan

(Full title of the Plan)

Copy to:

Mark R. DeFazio	Darrick M. Mix
President and Chief Executive Officer	Chad J. Rubin
Metropolitan Bank Holding Corp.	Duane Morris LLP
99 Park Avenue	30 South 17th Street
New York, New York 10016	Philadelphia, Pennsylvania 19103
(212) 659-0600	(215) 979-1000
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering 250,000 shares of the common stock, par value $0.01 per share (“Common Stock”), of Metropolitan Bank Holding Corp. (the “Company”) that may be issued to participants pursuant to the Metropolitan Bank Holding Corp. 2026 Employee Stock Purchase Plan (the “ESPP”). The ESPP was approved by the stockholders of the Company on April 29, 2026 at the Company’s 2026 annual meeting of stockholders.

PART I.	INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the ESPP, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated into this Registration Statement by reference:

(a)         The Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on February 20, 2026 (including information specifically incorporated by reference therein from the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on March 20, 2026);

(b)         The Company’s Current Reports on Form 8-K, filed with the Commission on January 16, 2026, February 25, 2026, February 26, 2026, March 16, 2026 and April 29, 2026 (other than information in such Current Reports deemed to have been furnished and not filed in accordance with the rules of the Commission); and

(c)         The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on November 7, 2017 (File No. 001-38282) as updated by Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 9, 2020, including any subsequent amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this Registration Statement.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers

Reference is made to Sections 721 to 725 of the New York Business Corporation Law (the “NYBCL”) that provide for indemnification of directors and officers, subject to certain limitations, for liabilities and expenses in connection with actions or proceedings involving them in such capacity. Pursuant to Section 721 of the NYBCL, no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the results of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Section 402(b) of the NYBCL permits a certificate of incorporation to set forth a provision limiting or eliminating the personal liability of directors to a corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit the liability of a director (i) if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his acts violated Section 719 of the NYBCL or (ii) for any act or omission prior to the adoption of a provision authorized by Section 402(b) of the NYBCL.

Articles Sixth and Seventh of the Amended and Restated Certificate of Incorporation of the Corporation set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability that they incur in their capacities as such:

SIXTH: No director of the Corporation shall have any personal liability to the Corporation or its shareholders for damage resulting from any breach of such director’s duties as a director of the Corporation, provided that this provision shall not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL.

SEVENTH: The Corporation shall indemnify any present or former officer or director of the Corporation or the personal representatives thereof, made or threatened to be made a party in any civil or criminal action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation, or served any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at the request of the Corporation, against judgments, fines (including excise tax assessed on such a person in connection with service to an employee benefit plan), amounts paid in settlement and reasonable expenses, including without limitation, court costs, attorneys’ fees and disbursements and those of accountants and other experts and consultants incurred as a result of such action or proceeding or any appeal therein, all of which expenses as incurred shall be advanced by the Corporation pending the final disposition of such action or proceeding. Such required indemnification shall be subject only to the exception that no indemnification may be made to or on behalf of any director or officer in the event and to the extent that a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled (provided, however, that indemnification shall be made upon any successful appeal of any such adverse judgment or final adjudication). For purposes of this article, the Corporation shall be deemed to have requested such present or former officer or director to serve an employee benefit plan where the performance by such person of his duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan. The foregoing right of indemnification shall not be deemed exclusive of any and other rights to which any such person, his testator or intestate, may be entitled apart from this provision.

Article IX of the Amended and Restated Bylaws of the Corporation set forth circumstances under which directors or officers of the Corporation may be insured or indemnified against liability that they incur in their capacities as such:

Section 1. Indemnification. Any person who at any time shall serve or shall have served as a director or officer of the Corporation, including any such director or officer who, at the request of the Corporation, shall serve or shall have served any other Corporation, association, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, trustee, officer, employee, or in any other capacity, and the heirs, executors and administrators of such person, shall be indemnified by the Corporation in accordance with and to the fullest extent permitted by New York law, including the Business Corporation Law of the State of New York, as the same exists or may hereafter be amended. This right of indemnification shall include the right of a director or officer to receive payment from the Corporation for expenses incurred in defending or appealing any such action or proceeding in advance of its final disposition; provided that the payment of expenses in advance of the final disposition of an action or proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it should be determined ultimately that the director or officer is not entitled to be indemnified. The foregoing rights of indemnification, reimbursement and advancement shall not be exclusive of other rights to which such person may be entitled.

Section 2. Contract with the Corporation. The provisions of this Article shall be deemed to be a contract between the Corporation and each director and officer of the Corporation who serves in any such capacity at any time while this Article and the relevant provisions of New York law, as the same exists or may hereafter be amended, may be in existence; and any amendment of any such law or of this Article shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

Section 3. Liability Insurance. The Corporation shall have the power, to the fullest extent permitted by New York law, as the same exists or may hereafter be amended, to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such whether or not the Corporation would have the power to indemnify him or her against any such liability under the provisions of this Article.

It is the opinion of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5.1*	Opinion of Duane Morris LLP.
10.1	Metropolitan Bank Holding Corp. 2026 Employee Stock Purchase Plan (incorporated by reference to Appendix B to the proxy statement for the Annual Meeting of Stockholders of Metropolitan Bank Holding Corp. (File No. 001-38282), filed by Metropolitan Bank Holding Corp. under the Exchange Act on March 20, 2026).
23.1*	Consent of Duane Morris LLP (contained in opinion filed as Exhibit 5.1 to this Registration Statement).
23.2*	Consent of Crowe LLP, independent accountants.
24.1*	Power of Attorney (included on the signature page to this Registration Statement).
107.1*	Calculation of Filing Fee Table.

* Filed herewith.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 29, 2026.

METROPOLITAN BANK HOLDING CORP.

By:	/s/ Mark R. DeFazio
Mark R. DeFazio
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Mark R. DeFazio and Frederik F. Erikson and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post- effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agents or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Mark R. DeFazio	President, Chief Executive Officer and Director	April 29, 2026
Mark R. DeFazio	(Principal Executive Officer)

/s/ Daniel F. Dougherty	Executive Vice President and Chief Financial Officer	April 29, 2026
Daniel F. Dougherty	(Principal Financial Officer)

/s/ G. David Bonnar	Senior Vice President and Chief Accounting Officer	April 29, 2026
G. David Bonnar	(Principal Accounting Officer)

/s/ Anthony J. Fabiano	Chairman of the Board	April 29, 2026
Anthony J. Fabiano

/s/ Dale C. Fredston	Director	April 29, 2026
Dale C. Fredston

/s/ David J. Gold	Director	April 29, 2026
David J. Gold

/s/ Harvey M. Gutman	Director	April 29, 2026
Harvey M. Gutman

/s/ Terence J. Mitchell	Director	April 29, 2026
Terence J. Mitchell

/s/ Robert C. Patent	Director	April 29, 2026
Robert C. Patent

/s/ Maria F. Ramirez	Director	April 29, 2026
Maria F. Ramirez

/s/ William Reinhardt	Director	April 29, 2026
William Reinhardt

/s/ George J. Wolf, Jr.	Director	April 29, 2026
George J. Wolf, Jr.

/s/ Chaya Pamula	Director	April 29, 2026
Chaya Pamula

/s/ Katrina Robinson	Director	April 29, 2026
Katrina Robinson